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                                                                     EXHIBIT 5.1

                    MORGAN, LEWIS & BOCKIUS


Philadelphia              Counselors At Law                           Washington
New York                2000 One Logan Square                        Los Angeles
Miami           Philadelphia, Pennsylvania  19103-6993                    London
Princeton             Telephone:  (215) 963-5000                       Frankfurt
Brussels                 Fax:  (215) 963-5299                              Tokyo



                                March 21, 1994


Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania  18103

    Re:     Registration Statement on Form S-8 Relating
            to the Buckeye Partners, L.P. Unit Option
            and Distribution Equivalent Plan
            ----------------------------------------

Gentlemen:

    We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 360,000 limited partnership interests of the Partnership represented by units (the "LP Units") to be issued pursuant to options granted or to be granted under the Partnership's Unit Option and Distribution Equivalent Plan (the "Plan"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

    In our opinion, the LP Units to be issued pursuant to the exercise of options granted or to be granted in accordance with the terms of the Plan, will be, when issued in accordance with the terms of such options and the Plan, validly issued, fully paid and nonassessable, except as such non-assessability may be affected by the matters described in the caption "Limited Liability" attached hereto as Exhibit A and incorporated in this opinion by reference.

    We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


                                Very truly yours,



                                Morgan, Lewis & Bockius
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Buckeye Partners, L.P
March 21, 1994
Page 2

                                   EXHIBIT A

Limited Liability

    The following description relates to certain limited liability aspects associated with the ownership of limited partnership interests represented by units ("LP Units") of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership").

    The liability of a holder of LP Units (an "LP Unitholder") who does not take part in the control of the business of the Partnership and who acts in conformity with the provisions of the Partnership's Amended and Restated Agreement of Limited Partnership, dated as of November 18, 1986 (the "Partnership Agreement"), will generally be limited under Delaware law to the amount of such LP Unitholder's capital contribution to the Partnership in respect of such LP Unitholder's LP Units plus such LP Unitholder's share of the Partnership's assets and undistributed profits. An LP Unitholder may not receive a distribution from the Partnership to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to LP Unitholders on account of their interest in the Partnership, exceed the fair value of the Partnership's assets. For the purpose of determining the fair value of the assets of a limited partnership, Delaware law provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the Partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of Delaware law shall be liable to the Partnership for the amount of the distribution for three years from the date of the distribution. A transferee of LP Units is liable for the capital contribution obligations of the prior LP Unitholder in respect of such LP Units, other than obligations unknown to such transferee at the time he became a limited partner and which could not be ascertained from the Partnership Agreement.

    Because the Partnership is organized under Delaware law, it is believed, but cannot be determined with certainty, that the limited liability of the LP Unitholders will be determined by reference to Delaware law. However, the Partnership is itself the limited partner in subsidiary operating partnerships (the "Operating Partnerships") doing business in 11 states, and in some of those states the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. If it were determined that the Partnership was, by virtue of its limited partnership interests in the Operating Partnerships or otherwise, conducting business in any such state and if the Partnership had not complied with the applicable limited partnership statute, or that the right of LP Unitholders as a group to remove or replace the general partner of the Partnership (the "General Partner") and Buckeye Pipe Line Company, a corporate subsidiary of the General Partner, or to take other action pursuant to the Partnership Agreement, constituted "control" of the Partnership's business, then LP Unitholders might be held personally liable for Partnership obligations to the same extent as a general partner.